Exhibit 10.33
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated as of December 1, 2004 is between Stonepath Logistics International Services, Inc., a Washington corporation, with a place of business at 1930 Sixth Avenue South, 2nd Floor, Seattle, Washington, 98134 (the “Company”), and Sarah Dorscht an individual residing at 9633 26th Avenue N.W, Seattle, WA 98117 the (“Executive”).,
RECITALS
     WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing, the mutual and dependent promises hereinafter set forth, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
EMPLOYMENT AND TERM
     1.1 Employment/Duties. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment as a Sr. Vice President of International Services of the Company under the terms and conditions set forth in this Agreement. Executive shall report to the Chief Executive Officer of the Company for the performance of her duties. Executive shall follow the reasonable, nondiscriminatory directives of the Board of Directors of the Company, and the policies and procedures adopted in connection therewith from time-to-time. Executive shall have responsibility for such duties as are customarily associated with the position of a vice president of the Company and such other duties and responsibilities, as may be assigned by the Chief Executive Officer of the Company. During the Term (as defined in Section 1.3 hereof), Executive shall devote substantially all of her working time, attention and skill to the business affairs of the Company. Executive’s office will be in the Company’s Seattle, Washington location or such other office of the Company or an affiliate thereof as is mutually acceptable to the Executive and the Company.
     1.2 Effective Date. The Effective Date of this Agreement shall commence on the date hereof (the “Effective Date”).
     1.3 Term. This Agreement shall commence on the Effective Date and shall continue until December 1, 2007, unless (a) extended pursuant to the terms hereof of (b) earlier terminated as provided in Article 6. This Agreement may be renewed for successive one (1) year terms, each upon the written election of the Company delivered to Executive at least thirty (30) days prior to the scheduled expiration of the then current Term. The initial term through December 1, 2007 and any renewal terms are collectively referred to as the “Term.”

ARTICLE 2
COMPENSATION
     2.1 Base Salary. For each twelve (12) month period during the Term of this Agreement, the Executive shall be paid an annual base salary of no less than $125,000.00 in a manner consistent (but not less often than monthly) with the usual pay practices of the Company. Base Salary will be subject to a minimum annual cost-of-living increase of five percent (5%) per annum, subject to the approval of them company Chief Executive Office.
     2.2 Discretionary Bonus. The Executive shall be eligible to receive an annual performance bonus at the discretion of the Chief Executive Officer of the Company.
     2.3 Benefits. The Executive will, during the Term, be permitted to participate in such pension, profit sharing, bonus (subject to the provisions of Section 2.2), life insurance, hospitalization, major medical, and other employee benefit plans of the Company that may be in effect from time to time, to the extent Executive is eligible under the terms of those plans. The Company may alter, modify, add to or delete its benefit plans as they apply to the Company’s executive officers at such times and in such manner as the Company determines appropriate, without recourse by Executive so long as such changes are applied in a substantially uniform manner to the Company’s executive officers.
     2.4 Vacation. Executive shall be entitled to receive an annual vacation of three (3) weeks in accordance with the Company’s policies applicable to its executive officers, however, no more than fourteen (14) consecutive vacation days may be taken without the consent of the Company. Vacation days during any calendar year that are not used by the Executive during such calendar year may be used in any subsequent calendar year; provided, however, that no more than two (2) weeks’ paid vacation may be accrued or carried forward and any excess accrued vacation time shall be paid to Executive in cash at the end of the calendar year.
     2.5 Business Expenses. The Company shall reimburse the Executive, in accordance with its practice from time-to-time, for all reasonable and necessary expenses and other disbursements incurred by the Executive for or on behalf of the Company in the performance of her duties hereunder. The Executive shall provide such appropriate documentation of expenses and disbursements as may from time to time be required by the Company.
     2.6 Insurance. In addition to any life insurance provided by the Company to the Executive, the Company may, at its discretion and at any time after the Effective Date, apply for and procure, as owner and for its own benefit, insurance on the life of the Executive, in such amounts and in such form or forms as the Company may choose. Unless otherwise agreed, the Executive shall have no interest whatsoever in any such policy Or policies, but shall, at the request of the Company, subject herself to such reasonable medical examinations, supply such information and execute such documents as may be reasonably required by the insurance company or companies to which it has applied for such insurance. Upon termination of employment, Executive shall have the right to take a full ownership and beneficial interest in such policies and assume responsibility for all future payments thereunder, without compensation to the Company for such benefit (except to the extent of any pre-paid premiums thereunder) and the Company shall promptly, and in good faith, but subject to any restrictions imposed by any insurer, cooperate with Executive in such transfer of such policy or policies.
ARTICLE 3
PROPRIETARY INFORMATION
     3.1 Confidential and Proprietary Information. Executive acknowledges that she is in a relationship of confidence and trust with the Company and has and will come into possession of information that has been created, discovered, developed, acquired or otherwise become known to the Company or its affiliates (including, without limitation, information that is created, discovered, developed, acquired or made known by Executive in the course of Her employment and information belonging to third parties) and in which the Company or its affiliates has rights of indeterminable commercial value (all of the aforementioned information is hereinafter collectively referred to as “Proprietary Information”). By way of illustration, Proprietary Information includes, but is not limited to, trade secrets, processes, formulas, data and know-how, marketing plans, strategies, forecasts, customer lists, vendor lists, proprietary pricing data, business plans, financial information, and information collected from the customers of the Company or its affiliates. Executive acknowledges that Proprietary Information is in part set forth in the Company’s manuals, memoranda, specifications, accounting and sales records, and other documents and records of the Company and its affiliates whether or not otherwise identified as “Proprietary.” Proprietary Information shall exclude information that has become part of the public domain, except (i) when and to the extent that such public information, when applied to or combined with other information, is non-public and proprietary to the Company or its affiliates, or (ii) where such information became public through unauthorized disclosure by Executive or another party under an obligation of confidentiality to the Company or its affiliates. Proprietary Information shall also exclude information that becomes available to Executive on a non-confidential basis from a non-Company third party which has not been disclosed in breach of any confidentiality agreement with the Company.
     3.2 Non-Disclosure. Executive acknowledges that all Proprietary Information shall be the sole property of the Company, its affiliates and their successors and assigns. During the Term and for so long as the information remains Proprietary Information, Executive agrees to keep in confidence and trust all Proprietary Information, and not to use, disclose, disseminate, publish, copy, or otherwise make available, directly or indirectly, except in the ordinary course of the performance of Executive’s duties under this Agreement, any Proprietary Information except as expressly authorized in writing by the Company; provided,  however, that Executive shall be relieved of Her obligation of nondisclosure hereunder if Proprietary Information is required to be disclosed by any applicable judgment, order or decree of any court or governmental body or agency having jurisdiction or by any law, rule or regulation, provided that in connection with any such disclosure, Executive shall give the Company reasonable prior written notice of the disclosure of such information pursuant to this exception and shall cooperate with the Company to permit the Company to seek confidential treatment for such information from any authority requiring delivery of such information; provided,  further,  however, that if Company has not obtained such confidential treatment by the date Executive is required by such distraint to disclose the Proprietary Information, Executive shall be free to provide such disclosure and there shall be no violation of or damages determined under this

Agreement or otherwise for Executive’s disclosure action and compliance with or pursuant to such authority.
     3.3 Return of Proprietary Information. Executive agrees that when she ceases to be employed by the Company, whether such cessation of employment shall be for any reason or for no reason, with or without cause, voluntary or involuntary, or by termination, resignation, disability, retirement or otherwise, Executive shall deliver to the Company all documents and data of any nature owned by the Company pertaining to the Proprietary Information.
ARTICLE 4
COMPETITION
     4.1 Non-Solicitation and Noncompetition Covenants.
     (a) Executive covenants and agrees with the Company that during the Term of this Agreement, she will not, without the prior written consent of Stonepath, which may be withheld or given in its sole discretion, directly or indirectly, or individually or collectively within the United States of America, lend any advice or assistance, or engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as a less than five percent (5%) shareholder of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise for the purpose of establishing, operating, assisting or managing any business or entity that is engaged in activities competitive with the Business of the Company, as it is then being operated at the commencement of such Noncompete Term.
     (b) Executive covenants and agrees with the Company that during the “Non-Solicitation Term”, as hereinafter defined, she will not, without the prior written consent of the Company, which may be withheld or given in its sole discretion, act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as a less than five percent (5%) shareholder of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, directly or indirectly, to: (i) solicit, counsel or attempt to induce any person who is then in the employ of the Company to leave the employ of the Company or employ or attempt to employ any such person or persons who at any time during the preceding twelve (12) months was in the employ of the Company; or (ii) solicit, bid for, or perform services for, sell goods or products to, or otherwise do business with any of the then current customers of the Company (defined as a customer of the Company who has done business with the Company within one year).
     4.2 Non-Solicitation Term. The “Non-Solicitation Term” shall mean the period commencing on the Effective Date and ending six (6) months after the scheduled expiration of the Term of this Agreement of employment (including any renewal term then in effect). This shall be meant to cover the Executive’s voluntary resignation, termination as a result of a disability and termination for cause. In the event, however, of Executive’s involuntary termination without Cause, including termination due to Good Reason, the Non-Solicitation

Term (and therefore the restrictions of Section 4.1) shall last for the period during which the Company elects to pay Executive a severance or elects to continue paying the Executive Her base salary. If Executive receives a lump sum severance payment, the “Non-Solicitation Term” shall cover the salary continuation period covered by such lump sum payment.
     4.3 Blue Pencil Rule. The Executive and the Company desire that the provisions of this Article 4 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The parties agree that Executive is a key executive of the Company. If a court of competent jurisdiction, however, determines that any restrictions imposed on the Executive in this Article 4 are unreasonable or unenforceable because of duration, geographic area or otherwise, the Executive and Company agree and intend that the court shall enforce this Article 4 to the maximum extent the court deems reasonable and that the court shall have the right to strike or change any provisions of this Article 4 and substitute therefore different provisions to effect the intent of this Article 4 to the maximum extent possible.
ARTICLE 5
INDEMNIFICATION
     5.1 Indemnification of Executive. The Company agrees to indemnify Executive against claims that are made, actions that arise or demands that are sought against Executive, in connection with the lawful actions of Executive performed within the scope of Her employment by the Company, unless the action for which indemnification is sought arose out of an action or inaction, or series of the same, by Executive, that in the discretion of the Company was not within the authority or scope of Her employment, or that resulted from wanton misconduct or willful negligence of the Executive. In addition, at its discretion, the Company may pay expenses of defense which are subject to indemnification in advance of the final disposition of a proceeding, provided that Executive agrees to repay such amount if she is later found not entitled to be indemnified as authorized by this section. As a condition to the Company’s obligation of indemnification hereunder, Executive shall provide the Company With written notice of any claim for which indemnification will be sought as promptly as practicable after learning thereof, stating the identity of the claimant, the nature and basis of the claim and the amount thereof, and copies of all notices and documents received by Executive in connection with the claim. Thereafter, as a condition of the Company’s obligation of indemnification, Executive shall cooperate in the defense of the claim by the Company, and shall provide the Company with all additional information and copies of documents received by Her , or otherwise in Her possession, related to the claim. The Company will promptly assume the defense of a claim against Executive, unless the claim is properly determined by the Company not be indemnifiable under this Agreement. Executive may challenge the Company’s determination as to the indemnifiable nature of the claim and during the pendency of such challenge, the Company shall provide such defense at its expense provided that Executive provides a written agreement, reasonably satisfactory to the Company, obligating Executive to reimburse all costs and expenses incurred by the Company in the event the Company’s determination as to the unindemnifiable nature of the claim is upheld. Except as otherwise provided herein, the Company will defend

Executive at the Company’s sole cost and expense utilizing counsel of the Company’s choice, reasonably acceptable to Executive. Executive may also participate in the defense utilizing her own counsel at Executive’s sole expense. In the event the Company does not assume the defense of Executive as required herein, Executive may assume such defense by written notice to the Company and the Company shall be obligated to advance Executive’s reasonable costs and expenses of counsel reasonably acceptable to the Company, and the action (including experts), subject to Executive’s contingent obligation to repay such expenses if the claim is not indemnifiable. Executive will not independently consent to the settlement of any claim without the prior written consent of the Company, which will not be unreasonably withheld. The Company will not independently consent to the settlement of any claim without Executive’s prior written consent which will not be unreasonably withheld.
ARTICLE 6
TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS
     6.1 Events of Termination by the Company.
     (a) Death or Disability. In the event Executive dies or becomes disabled during the term of this Agreement, her employment hereunder shall automatically terminate. In such case, the Company shall pay to Executive or Her estate, personal representative or beneficiary, as the case may be, such amounts as may be payable to Executive pursuant to Article 2 through the date of death or determination of disability. For the purpose of this Agreement, the Executive shall be deemed “disabled” if in the sole discretion of the Company, an illness or disability prevents Executive from performing her employment duties at the level required for the position, provided, however, that the foregoing definition shall not include a disability for which the Company is required to provide reasonable accommodation pursuant to the Americans with Disabilities Act or other similar statute or regulation.
     (b) By the Company for Cause. The Company may terminate Executive’s employment hereunder for “Cause” at any time upon no less than five (5) days prior written notice to Executive, setting forth in reasonable and specific detail the nature of such cause. The following shall constitute “Cause” for termination:
     (i) Executive’s falsification of the accounts of the Company, embezzlement of funds of the Company or other similar material dishonesty with respect to the Company or any of its subsidiaries;
     (ii) Conduct engaged in or action taken or omitted to be taken by Executive which is in material breach of this Agreement;
     (iii) Conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude (it being understood for example that violation of a motor vehicle code does not constitute such a crime);
     (iv) Conduct taken by Executive that is outside the scope of employment or otherwise unauthorized by the Company; or

     (v) An act, or series of acts, involving wanton misconduct or willful negligence by the Executive.
     Upon termination of Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to Executive other than the payment of (i) base salary earned but unpaid at the date of termination, (ii) any unpaid accrued benefits of the Executive, (iii) reimbursement for any expenses for which the Executive shall not have been reimbursed as provided in Section 2.6, and (iv) any unpaid bonus, including, without limitation, any bonus provided under Section 2.2 hereof, earned by the Executive prior to the date of such termination.
     (c) By Executive For Good Reason. Executive may terminate Her employment by the Company for “Good Reason” at any time upon notice to the Company setting forth in reasonable detail the nature of such good reason. “Good Reason” for Executive to terminate her employment shall mean any act or omission by the Company and not consented to by the Executive in a writing signed by Executive which constitutes a material breach of any term or provision of this Agreement which breach continues for more than fifteen (15) days after written notice of such breach to Company.
     (d) In the event of (i) the termination or cessation by the Company of Executive’s employment with the Company other than as a result of a disability or for “Cause” as defined above, or (ii) the termination of the Executive’s employment with the Company by Executive for “Good Reason” as defined above, Executive shall be entitled to receive from the Company continuation of payment of all salary and continuation of all benefits which Executive would have been entitled to receive had Her employment not terminated, at the same times as such payments would otherwise have been made pursuant to Article 2 hereof, for a period of one (1) year after such termination of employment.
     6.2 Voluntary Termination by Executive. If Executive voluntarily resigns or terminates Her employment for other than Good Reason, the Company shall have no further obligation or liability to Executive other than the payment of (i) base salary earned but unpaid at the date of termination, (ii) any unpaid accrued benefits of the Executive, (iii) reimbursement for any expenses for which the Executive shall not have been reimbursed as provided in Section 2.6, and (iv) any unpaid bonus, including, without limitation, any bonus provided under Section 2.2 hereof, but only to the extent it was declared as owing and earned by the Executive prior to the date of such termination.
     6.3 Survival. Notwithstanding termination of this Agreement for whatever reason, the obligations of Executive under Article 3 and Article 4 shall survive termination.

ARTICLE 7
CONCLUDING PROVISIONS
     7.1 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters contained herein and supersedes all prior and contemporaneously made written or oral agreements between the Parties relating to the subject matter hereof. There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Agreement.
     7.2 Amendments. This Agreement may not be amended in any respect whatsoever, nor may any provision hereof be waived by any party, except by a further agreement, in writing, fully executed by each of the parties.
     7.3 Successors. This Agreement shall be binding upon and inure to the benefit of the parties and to their respective heirs, personal representatives, successors and assigns, executors and/or administrators, provided that (a) Executive may not assign her rights hereunder (except by will or the laws of descent) without the prior written consent of the Company and (b) Company may not assign its rights hereunder without the prior written consent of Executive which will not be unreasonably withheld.
     7.4 Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.
     7.5 Notice. Any notice, demand, offer or other written instrument (“Notice”) required or permitted to be given shall be in writing signed by the party giving such Notice and shall be hand delivered or sent, postage prepaid, by Certified or Registered Mail, Return Receipt Requested, to the parties at the addresses as set forth in this Agreement. Any Notice to be given to the estate of any deceased person shall be addressed to the personal representative of such deceased person at his address as set forth in this Agreement. Any party shall have the right to change the place to which such Notice shall be sent or delivered by similar notice sent in like manner to all other parties hereto.
     7.6 Effective Date of Notice. The effective date of any offer, demand, notice or instrument shall be the date of actual (as opposed to presumptive) delivery to the addressee.
     7.7 Counterparts. This Agreement may be executed in one or more copies, each of which shall be deemed an original. This Agreement may be executed by facsimile signature and each party may fully rely upon facsimile execution; this agreement shall be fully enforceable against a party which has executed the agreement by facsimile.
     7.8 Partial Invalidity. The invalidity of one or more of the phrases, sentences, clauses, sections or Articles contained in this Agreement shall not affect the validity of the remaining portions so long as the material purposes of this Agreement can be determined and effectuated.
     7.9 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Washington without regard to principles of comity or conflicts of laws provisions of any jurisdiction.
     7.10 Resolution of Disputes.

     7.13 Initialing. Each page which contains handwritten or typewritten changes and each exhibit which is not attached to this Agreement shall be initialed or signed by each party.
     7.14 No Conflicts. The parties represent and warrant that the terms of this Agreement do not violate any existing agreements with other parties.
     7.15 Withholding. All payments made by Company to Executive hereunder shall be subject to applicable withholding.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

COMPANY:

STONEPATH LOGISTICS INTERNATIONAL SERVICES, INC.

By	/s/ Jason Totah

	Its:	CEO

EXECUTIVE:

/s/ Sarah B. Dorscht

Sarah Dorscht